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                                                                   EXHIBIT 10.4


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT, dated as of February 1, 1995 (the "Agreement"), is made by and between Centex Corporation, a Nevada corporation with its principal offices at 3333 Lee Parkway, Dallas, Texas 75219 (hereinafter referred to as the "Company"), and Paul R. Seegers, a resident of Dallas, Texas (hereinafter referred to as "Seegers").

                              W I T N E S S E T H:

         WHEREAS, Seegers has served the Company in various capacities, including as Chairman of the Board of the Company, Chief Executive Officer of the Company, Co-Chief Executive Officer of the Company and President of the Company, and he currently serves as Chairman of the Executive Committee of the Board of Directors of the Company;

         WHEREAS, the Board of Directors of the Company has determined that Seegers' leadership, managerial skills and business acumen have constituted major factors in the growth and development of the Company, and the Company is and will continue to be in need of Seegers' continued expertise and business acumen so that the future and uninterrupted progress of the Company will be assured;

         WHEREAS, the Company desires to continue to retain and secure for itself the experience, ability and services of Seegers as a consultant for the Company; and

         WHEREAS, the Company and Seegers desire to enter into a consulting arrangement pursuant to the terms and provisions of this Agreement as set forth herein;

         NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                  Rights and Duties Under Consulting Agreement

         1.01    (a)      Term of Agreement and Duties.  The Company and
Seegers agree that for the period commencing on February 1, 1995 and terminating on January 31, 1997, Seegers shall perform consulting-type services for the directors and executive officers of the Company to the extent specified thereby with respect to all matters pertaining to the business and financial affairs of the Company.

                 (b) Compensation. During the term of this Agreement, the Company shall pay to Seegers for each fiscal year of the Company during which this Agreement is in effect (or portion thereof), an annual consulting fee of $215,000 per annum, payable in equal semi-monthly installments on the fifteenth
(15) day of each calendar month and on the last day of each calendar month during such term; provided, however, that if any such payment to be received by Seegers is due on a day that is not a business day, then such payment shall be due on the preceding business day.





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                 (c)      Fringe Benefits.  The Company shall provide to
Seegers during the term of this Agreement the same coverage provided to its executive officers on the same terms and conditions under the Company's medical insurance program and life insurance program.

                 (d) Reimbursement of Expenses. During the term hereof the Company shall reimburse Seegers for all reasonable and necessary travel, entertainment or other related expenses incurred by him in carrying out his duties and responsibilities hereunder upon an accounting therefor in detail submitted to the Company by Seegers at regular intervals.

                 (e) Right to Terminate Consulting Agreement. Seegers may, at his option, terminate this Agreement for any reason prior January 31, 1997 upon giving not less than thirty (30) days' written notice to the Company. Upon termination of this Agreement under this paragraph, the Company shall not be required to continue payment of consulting fees under this Agreement as of the end of such 30-day notice period.

         1.02 Effect of Absences; Time Requirements under Consulting Agreement. It is expressly understood that during the term of this Agreement, the inability of Seegers to render services to the Company because of illness shall not constitute a failure by Seegers to perform his obligations hereunder and shall not be deemed a breach hereof or default by him hereunder. Subject to the foregoing, Seegers agrees to devote his best energy, ability and time as shall be necessary to perform his duties hereunder and as shall be reasonably requested by the Company.

         1.03    (a)      Place of Performance of Consulting Services.  The
Company shall not require Seegers to report for the performance of his services hereunder on a permanent basis at any location or office.

                 (b) Relocation. If the executive offices of the Company are relocated to any place that is more than twenty-five (25) miles from the Company's main offices at 3333 Lee Parkway, Dallas, Texas 75219, then the Company agrees to reimburse Seegers for any expenses incurred by Seegers in traveling to and from such new offices, as well as any living expenses incurred while performing services for the Company at its new location. In no event shall Seegers be required to relocate his principal residence to such new location.

         1.04    (a)      Indemnification.  Seegers (or his legal
representative) shall be indemnified for all legal expenses and all liabilities in connection with any proceeding involving him by reason of his being or having been a director, officer, employee, independent contractor providing services to the Company, or agent of the Company or any of its subsidiaries, or any other enterprise if serving at the request of the Company, or any of its subsidiaries, to the extent permitted by the laws of the State of Texas, or the states of incorporation of the Company's subsidiaries, and by the articles of incorporation or the by-laws of the Company or the Company's subsidiaries, whichever is applicable.

                 (b) Advancement of Expenses. In the event of any action, proceeding or claim against Seegers arising out of his serving in a capacity specified in Section 1.04(a) hereof, which in Seegers' sole judgment requires him to retain counsel (such choice of counsel to be made in his sole and absolute





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discretion) or otherwise expend his personal funds for his defense in connection therewith, the Company shall be obligated to advance to Seegers (or pay directly to his counsel) counsel fees and other costs associated with Seegers' defense of such action, proceeding or claim; provided, however, that in such event Seegers shall first agree in writing, without posting bond or collateral, to repay all sums paid or advanced to him pursuant to this provision in the event that the final disposition of such action, proceeding or claim is one for which Seegers would not be entitled to indemnification pursuant to the provisions hereof.

         1.05    (a)      Trade Secrets.  Seegers recognizes and acknowledges
that the names of the Company's customers, the Company's methods of operation, sales and other trade secrets, as they may exist from time to time, are valuable, special and unique assets of the Company. Seegers shall not, during or after the term of this Agreement, disclose any such names or other trade secrets or any part thereof that Seegers becomes aware of during the term of this Agreement to any person, firm, corporation, association or other entity, nor shall he attempt to entice away any customer or employee of the Company, its subsidiaries or affiliates.

                 (b) Non-Competition. Seegers agrees that during the term of this Agreement and for a period of one (1) year following the date of the termination of this Agreement, regardless of the reason for such termination and regardless of the party terminating, he will not directly or indirectly associate with any business that is competing or developing the ability to compete directly or indirectly with the Company or any of its subsidiaries or affiliates or that during such year develops or begins to develop the ability to compete with the Company or any of its subsidiaries or affiliates. For the purposes of this Section 1.05(b), Seegers will be deemed to associate with a business if he owns, manages, operates, controls, is employed by or participates in the ownership, management or control, or is otherwise in any manner connected with such business; provided, however, that Seegers may invest in a publicly held corporation engaged in such competitive business provided that such investment shall at no time exceed 1% of the issued and outstanding capital stock of such corporation, and provided he is not otherwise associated with it. A business will be deemed to be competing with the Company if it is making products or providing services identical to or similar with those made or provided by the Company. Notwithstanding the foregoing, Seegers shall not be deemed to violate his agreement under this Section 1.05(b) if he associates with a business that, subsequent to such association, begins to compete or begins to develop the ability to compete with the Company or any of its subsidiaries or affiliates if Seegers (1) does not participate in such competition or in the development of the ability to compete and (2) resigns from, disposes of his interest in, or otherwise effectively disassociates himself from such business upon becoming aware of such competition or the development by the business of the ability to compete with the Company. Notwithstanding the foregoing, the Company hereby agrees with Seegers that Seegers' investments as a limited partner in one or more limited partnerships that develop residential lots for sale to builders shall not constitute a violation or breach of this Section 1.05(b).

                                   ARTICLE II

                               General Provisions

         2.01 Reimbursement of Legal Expenses. If at any time Seegers or his beneficiary or beneficiaries, or his estate, as the case may be, shall commence any legal action to enforce any of the terms or provisions of this Agreement, including, without limitation, any term or provision requiring the payment of consulting





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fees to Seegers hereunder and such legal action results in a decision favorable to the person so commencing such action, the Company agrees to reimburse such person for all costs and expenses of such action, including reasonable attorney's fees, incurred by such person in connection therewith. In addition, the Company agrees to reimburse Seegers for any legal, accounting, or other reasonable expenses incurred in entering into this Agreement.

         2.02 Binding Effect, Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, and its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all or a majority of the Company's assets and business, or with or into which the Company may be consolidated or merged, and this provision shall apply in the event of any subsequent mergers, consolidations, or transfers, and shall be binding upon and inure to the benefit of Seegers, his heirs and personal representatives. This Agreement, and the benefits and obligations herein, may not be assigned or delegated by one party without the consent of the other party. Any assignment or delegation made in violation of this Agreement shall be null and void ab initio and of no force or effect.

         2.03 Waiver of Provisions. The failure of either party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition, but the obligation of the other party with respect thereto shall continue in full force and effect.

         2.04 Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and personally delivered or mailed by certified mail, return receipt requested, to its office at 3333 Lee Parkway, Suite 1200, Dallas, Texas 75219. Any notice to be given to Seegers hereunder shall be sufficient if addressed to him in writing and personally delivered or mailed by certified mail, return receipt requested, to 8235 Douglas Ave., Suite 925, Dallas, Texas 75225. Each party may, by notice as aforesaid, designate a different address or addresses.

         2.05 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior written or oral and all contemporaneous oral agreements with respect to the subject matter hereof (including, without limitation, that certain Employment Agreement, dated as of July 15, 1988, between Seegers and the Company, as amended by that certain Amendment to Employment Agreement, dated as of July 18, 1991, between Seegers and the Company), and may not be amended or supplemented in any respect, except by a subsequent written agreement entered into by both parties hereto.

         2.06 Severability. In the event any provision of this Agreement shall be held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions hereof, but such illegal, invalid or unenforceable provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

         2.07 Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in construction or interpretation of the provisions hereof.





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         2.08    Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

         2.09 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Texas without giving effect to any conflict-of-laws rule or principle that could result in the application of any other laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of February, 1995.


Attest:                                              CENTEX CORPORATION

/s/ Raymond G. Smerge                                By:  /s/ Laurence E. Hirsch
    Raymond G. Smerge                                         Laurence E. Hirsch
    Secretary                                                 Chairman of the
                                                               Board and Chief
                                                               Executive Officer



                                                          /s/ Paul R. Seegers
                                                              Paul R. Seegers





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